UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

                                 SEC FILE NUMBER
                                    000-30254

                                  CUSIP NUMBER
                                   819447 10 3

(Check One:)  / / Form 10-K / / Form 20-F /  / Form 11-K
             /X/  Form 10-Q / / Form N-SAR

 For Period Ended:  March 31, 2006

/ /  Transition Report on Form 10-K
/ /  Transition Report on Form 20-F
/ /  Transition Report on Form 11-K
/ /  Transition Report on Form 10-Q
/ /  Transition Report on Form N-SAR For the Transition Period Ended: __________


NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates: All Items


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PART I: - REGISTRANT INFORMATION


Shannon International Inc.
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Full Name of Registrant


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Former Name if Applicable

100 Brownlow Ave., Suite 238A, Dartmouth, Nova Scotia B3B 2B4
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Address of Principal Executive Office (Street and Number)
City, State and Zip Code





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PART II -- RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

/ / (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable expense;

/X/ (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before October 13, 2005 being on or before the fifteen calendar day following the prescribed due date; and

/ / (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III

The Registrant could not review and complete its Quarterly Report on Form 10-QSB without incurring unreasonable effort and expense in connection with accurately preparing and presenting all necessary disclosures. The Registrant will file its Quarterly Report on Form 10-QSB as soon as possible, and in any event no later than the fifth calendar day following the prescribed due date for such report.


PART IV -- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

J. William Clements        (902)            481 7225
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(Name)                  (Area Code)     (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s).

/ X /  Yes   /   /  No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

 /  / Yes   / X  / No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



SHANNON INTERNATIONAL INC.

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

                                             /s/ J. WILLIAM CLEMENTS
                                             ------------------------
Date May 15, 2006                    By      J. William Clements,
                                             President, Director
                                             and Principal Financial Officer


ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001).